Exhibit 99.1

FOR IMMEDIATE RELEASE

For:	Cathay General Bancorp	Contact:	Heng W. Chen
	777 N. Broadway		(626) 279-3652
Los Angeles, CA 90012

Cathay General Bancorp Announces Second Quarter 2025 Results

Los Angeles, Calif., July 22, 2025: Cathay General Bancorp (the “Company”, “we”, “us”, or “our”) (Nasdaq: CATY), the holding company for Cathay Bank, today announced its unaudited financial results for the quarter ended June 30, 2025. The Company reported net income of $77.5 million, or $1.10 per diluted share, for the second quarter of 2025.

FINANCIAL PERFORMANCE

	Three months ended
(unaudited)	June 30, 2025	March 31, 2025	June 30, 2024
Net income (millions)	$77.5	$69.5	$66.8
Basic earnings per common share	$1.11	$0.99	$0.92
Diluted earnings per common share	$1.10	$0.98	$0.92
Return on average assets	1.33%	1.22%	1.15%
Return on average total stockholders' equity	10.72%	9.84%	9.63%
Efficiency ratio	45.34%	45.60%	55.65%

SECOND QUARTER HIGHLIGHTS

●	Net interest margin increased to 3.27% during the second quarter from 3.25% in the first quarter of 2025.
●	Total loans, excluding loans held for sale, increased to $19.78 billion, or 2.23%, from $19.35 billion in the first quarter of 2025.
●	Total deposits increased $188.8 million, or 0.95%, to $20.01 billion in the second quarter of 2025.

“We are pleased by the continued increase in the net interest margin compared to the first quarter of 2025. On June 4, 2025, the Company announced a new stock repurchase program to buy back up to $150.0 million of the Company's common stock. During the second quarter, we repurchased 804,179 common shares at an average cost of $44.22 per share, for a total of $35.6 million.” commented Chang M. Liu, President and Chief Executive Officer of the Company.

INCOME STATEMENT REVIEW

SECOND QUARTER 2025 COMPARED TO THE FIRST QUARTER 2025

Net income for the quarter ended June 30, 2025, was $77.5 million, an increase of $8.0 million, or 11.5%, compared to net income of $69.5 million for the first quarter of 2025. Diluted earnings per share for the second quarter of 2025 was $1.10 per share compared to $0.98 per share for the first quarter of 2025.

Return on average stockholders’ equity was 10.72% and return on average assets was 1.33% for the quarter ended June 30, 2025, compared to a return on average stockholders’ equity of 9.84% and a return on average assets of 1.22% in the first quarter of 2025.

Net interest income before provision for credit losses

Net interest income before provision for credit losses increased $4.6 million, or 2.6%, to $181.2 million during the second quarter of 2025, compared to $176.6 million in the first quarter of 2025. The increase was due primarily to an increase in interest income from loans and securities and a decrease in deposit expense.

The net interest margin was 3.27% for the second quarter of 2025 compared to 3.25% for the first quarter of 2025.

For the second quarter of 2025, the yield on average interest-earning assets was 5.83%, the cost of funds on average interest-bearing liabilities was 3.37%, and the cost of average interest-bearing deposits was 3.35%. In comparison, for the first quarter of 2025, the yield on average interest-earning assets was 5.89%, the cost of funds on average interest-bearing liabilities was 3.46%, and the cost of average interest-bearing deposits was 3.43%. The decrease in the yield on average interest-bearing liabilities resulted mainly from lower interest rates on deposits driven by the lower repricing of maturing time deposits in the second quarter. The decrease in the yield on average interest-earning assets resulted mainly from lower interest rates on loans due to the decreasing rate environment. The net interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, was 2.46% for the second quarter of 2025, compared to 2.43% for the first quarter of 2025.

Provision for credit losses

The Company recorded a provision for credit losses of $11.2 million in the second quarter of 2025 compared to $15.5 million in the first quarter of 2025. As of June 30, 2025, the allowance for credit losses decreased by $1.6 million to $183.4 million, or 0.93% of gross loans, compared to $185.0 million, or 0.96% of gross loans as of March 31, 2025.

The following table sets forth the charge-offs and recoveries for the periods indicated:

	Three months ended			Six months ended June 30,
	June 30, 2025	March 31, 2025	June 30, 2024	2025	2024
	(In thousands) (Unaudited)
Charge-offs:
Commercial loans	$9,117	$2,344	$8,257	$11,461	$10,196
Real estate loans (1)	3,913	—	—	3,913	254
Total charge-offs	13,030	2,344	8,257	15,374	10,450
Recoveries:
Commercial loans	196	270	126	465	938
Construction loans	—	—	—	1	—
Real estate loans (1)	93	97	134	190	375
Total recoveries	289	367	260	656	1,313
Net charge-offs	$12,741	$1,977	$7,997	$14,718	$9,137

(1)	Real estate loans include commercial real estate loans, residential mortgage loans and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), wealth management fees, and other sources of fee income, was $15.4 million for the second quarter of 2025, an increase of $4.2 million, or 37.5%, compared to $11.2 million for the first quarter of 2025. The increase was primarily due to a decrease of $2.8 million in loss on equity securities and an increase of $1.8 million in fees from interest rate swaps, when compared to the first quarter of 2025.

Non-interest expense

Non-interest expense increased $3.4 million, or 4.0%, to $89.1 million in the second quarter of 2025 compared to $85.7 million in the first quarter of 2025. The increase in non-interest expense in the second quarter of 2025 was primarily due to an increase of $2.1 million, in amortization expense of investments in low-income housing and alternative energy partnerships, and an increase of $1.4 million in professional services, when compared to the first quarter of 2025. The efficiency ratio, defined as non-interest expense divided by the sum of net interest income before provision for loan losses plus non-interest income, was 45.34% in the second quarter of 2025 compared to 45.60% for the first quarter of 2025.

Income taxes

The effective tax rate for the second quarter of 2025 was 19.56% compared to 19.82% for the first quarter of 2025. The effective tax rate for the first and second quarter of 2025 includes the impact of low-income housing tax credits.

BALANCE SHEET REVIEW

Gross loans, excluding loans held for sale, were $19.78 billion as of June 30, 2025, an increase of $431.7 million, or 2.23%, from $19.35 billion as of March 31, 2025. The increase was primarily due to an increase of $202.2 million, or 2.0%, in commercial real estate loans, $196.3 million, or 6.5%, in commercial loans, $68.6 million, or 1.2%, in residential mortgage loans, offset by a decrease of $31.6 million, or 9.5%, in construction loans.

The loan balances and composition as of June 30, 2025, compared to March 31, 2025, and June 30, 2024, are presented below:

	June 30, 2025	March 31, 2025	June 30, 2024
	(In thousands) (Unaudited)
Commercial loans	$3,194,724	$2,998,423	$3,090,763
Construction loans	301,125	332,729	356,978
Commercial real estate loans	10,363,109	10,160,934	9,886,030
Residential mortgage loans	5,692,142	5,623,564	5,782,202
Equity lines	230,001	231,184	235,277
Installment and other loans	3,601	6,169	6,274
Gross loans	$19,784,702	$19,353,003	$19,357,524

Allowance for loan losses	(173,531)	(173,936)	(153,404)
Unamortized deferred loan fees	(13,834)	(11,657)	(10,785)
Total loans held for investment, net	$19,597,337	$19,167,410	$19,193,335

Loans held for sale	$13,338	$11,759	$—

Total deposits were $20.01 billion as of June 30, 2025, an increase of $188.8 million, or 1.0%, from $19.82 billion as of March 31, 2025.

The deposit balances and composition as of June 30, 2025, compared to March 31, 2025, and June 30, 2024, are presented below:

	June 30, 2025	March 31, 2025	June 30, 2024
	(In thousands) (Unaudited)
Non-interest-bearing demand deposits	$3,381,407	$3,361,245	$3,161,632
NOW deposits	2,174,108	2,131,445	2,145,580
Money market deposits	3,431,060	3,423,953	3,182,031
Savings deposits	1,317,104	1,266,561	1,014,287
Time deposits	9,702,651	9,634,324	10,269,487
Total deposits	$20,006,330	$19,817,528	$19,773,017

ASSET QUALITY REVIEW

As of June 30, 2025, total non-accrual loans were $174.2 million, an increase of $19.6 million, or 12.7%, from $154.6 million as of March 31, 2025.

The allowance for loan losses was $173.5 million and the allowance for off-balance sheet unfunded credit commitments was $9.9 million as of June 30, 2025. The allowances represent the amount estimated by management to be appropriate to absorb expected credit losses inherent in the loan portfolio, including unfunded credit commitments. The allowance for loan losses represented 0.88% of period-end gross loans, and 96.12% of non-performing loans as of June 30, 2025. The comparable ratios were 0.90% of period-end gross loans, and 112.06% of non-performing loans as of March 31, 2025.

The changes in non-performing assets and loan modifications to borrowers experiencing financial difficulty as of June 30, 2025, compared to March 31, 2025, and June 30, 2024, are presented below:

(In thousands) (Unaudited)	June 30, 2025	March 31, 2025	% Change	June 30, 2024	% Change
Non-performing assets
Accruing loans past due 90 days or more	$6,389	$595	974	$3,443	86

Non-accrual loans:
Construction loans	4,230	—	—	22,998	(82)
Commercial real estate loans	93,754	76,802	22	60,085	56
Commercial loans	54,536	53,362	2	4,075	1,238
Residential mortgage loans	21,633	24,462	(12)	20,112	8
Total non-accrual loans:	$174,153	$154,626	13	$107,270	62
Total non-performing loans	180,542	155,221	16	110,713	63
Other real estate owned	18,990	18,484	3	18,277	4
Total non-performing assets	$199,532	$173,705	15	$128,990	55
Accruing loan modifications to borrowers experiencing financial difficulties	$10,485	$8,213	28	$—	—
Allowance for loan losses	$173,531	$173,936	(0)	$153,404	13
Total gross loans outstanding, at period-end	$19,784,702	$19,353,003	2	$19,357,524	2

Allowance for loan losses to non-performing loans, at period-end	96.12%	112.06%		138.56%
Allowance for loan losses to gross loans, at period-end	0.88%	0.90%		0.79%

The ratio of non-performing assets to total assets was 0.84% as of June 30, 2025, compared to 0.75% as of March 31, 2025. Total non-performing assets increased $25.8 million, or 14.9%, to $199.5 million as of June 30, 2025, compared to $173.7 million as of March 31, 2025, primarily due to an increase of $19.5 million, or 12.6%, in non-accrual loans, an increase of $5.8 million, or 973.8%, in accruing loans past due 90 days or more and an increase of $0.5 million, or 2.7%, in other real estate owned.

CAPITAL ADEQUACY REVIEW

As of June 30, 2025, the Company’s Tier 1 risk-based capital ratio of 13.35%, total risk-based capital ratio of 14.92%, and Tier 1 leverage capital ratio of 11.09%, calculated under the Basel III capital rules, continue to place the Company in the “well capitalized” category for regulatory purposes, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 8%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. As of March 31, 2025, the Company’s Tier 1 risk-based capital ratio was 13.58%, total risk-based capital ratio was 15.19%, and Tier 1 leverage capital ratio was 11.06%.

YEAR-TO-DATE REVIEW

Net income for the six months ending June 30, 2025, was $147.0 million, an increase of $8.7 million, or 6.3%, compared to net income of $138.3 million for the same period a year ago. Diluted earnings per share for the six months ending June 30, 2025 was $2.09 per share compared to $1.90 per share for the same period a year ago. The net interest margin for the six months ended June 30, 2025, was 3.26% compared to 3.03% for the same period a year ago.

Return on average stockholders’ equity was 10.28% and return on average assets was 1.27% for the six months ended June 30, 2025, compared to a return on average stockholders’ equity of 10.01% and a return on average assets of 1.19% for the same period a year ago. The efficiency ratio for the six months ended June 30, 2025, was 45.46% compared to 54.45% for the same period a year ago.

CONFERENCE CALL

Cathay General Bancorp will host a conference call to discuss its second quarter 2025 financial results this afternoon, Tuesday, July 22, 2025, at 3:00 p.m., Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-833-816-1377 and enter Conference ID 10201334. The presentation accompanying this call and access to the live webcast is available on our site at www.cathaygeneralbancorp.com and a replay of the webcast will be archived for one year within 24 hours after the event.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is a publicly traded company (Nasdaq: CATY) and is the holding company for Cathay Bank, a California state-chartered bank.  Founded in 1962, Cathay Bank offers a wide range of financial services and currently operate over 60 branches across the United States in California, New York, Washington, Texas, Illinois, Massachusetts, Maryland, Nevada, and New Jersey. Overseas, it has a branch outlet in Hong Kong, and representative offices in Beijing, Shanghai, and Taipei. To learn more about Cathay Bank, please visit www.cathaybank.com. Cathay General Bancorp’s website is at www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management’s beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as “aims,” “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “projects,” “predicts,” “potential,” “possible,” “optimistic,” “seeks,” “shall,” “should,” “will,” and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from local, regional, national and international business, market and economic conditions and events, the potential for new or increased tariffs, trade restrictions or geopolitical tensions that could affect economic activity or specific industry sectors and the impact they may have on us, our customers and our operations, assets and liabilities; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to including potential future supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation; higher capital requirements from the implementation of the Basel III capital standards; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; our ability to generate anticipated returns on our investments and financings, including in tax-advantaged projects; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; natural disasters, public health crises and geopolitical events; general economic or business conditions in Asia, and other regions where Cathay Bank has operations; failures, interruptions, or security breaches of our information systems; our ability to adapt our systems to technological changes; risk management processes and strategies; adverse results in legal proceedings; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in accounting standards or tax laws and regulations; market disruption and volatility; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuance of preferred stock; successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; and general competitive, economic political, and market conditions and fluctuations.

These and other factors are further described in Cathay General Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2024 (Item 1A in particular), other reports filed with the Securities and Exchange Commission (“SEC”), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we undertake no obligation to update or review any forward-looking statement to reflect circumstances, developments or events occurring after the date on which the statement is made or to reflect the occurrence of unanticipated events.

CATHAY GENERAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Three months ended			Six months ended June 30,
(In thousands, except per share data)	June 30, 2025	March 31, 2025	June 30, 2024	2025	2024

Financial performance
Net interest income before provision for credit losses	$181,221	$176,639	$165,316	$357,860	$333,888
Provision for credit losses	11,200	15,500	6,600	26,700	8,500
Net interest income after provision for credit losses	170,021	161,139	158,716	331,160	325,388
Non-interest income	15,391	11,204	13,215	26,595	19,826
Non-interest expense	89,134	85,656	99,352	174,790	192,591
Income before income tax expense	96,278	86,687	72,579	182,965	152,623
Income tax expense	18,828	17,181	5,750	36,009	14,359
Net income	$77,450	$69,506	$66,829	$146,956	$138,264

Net income per common share:
Basic	$1.11	$0.99	$0.92	$2.09	$1.90
Diluted	$1.10	$0.98	$0.92	$2.09	$1.90
Cash dividends paid per common share	$0.34	$0.34	$0.34	$0.68	$0.68

Selected ratios
Return on average assets	1.33%	1.22%	1.15%	1.27%	1.19%
Return on average total stockholders’ equity	10.72%	9.84%	9.63%	10.28%	10.01%
Efficiency ratio	45.34%	45.60%	55.65%	45.46%	54.45%
Dividend payout ratio	30.79%	34.32%	37.06%	32.46%	35.78%

Yield analysis (Fully taxable equivalent)
Total interest-earning assets	5.83%	5.89%	6.05%	5.86%	6.03%
Total interest-bearing liabilities	3.37%	3.46%	3.97%	3.42%	3.92%
Net interest spread	2.46%	2.43%	2.08%	2.44%	2.11%
Net interest margin	3.27%	3.25%	3.01%	3.26%	3.03%

Capital ratios	June 30, 2025	March 31, 2025	June 30, 2024
Tier 1 risk-based capital ratio	13.35%	13.58%	13.26%
Total risk-based capital ratio	14.92%	15.19%	14.74%
Tier 1 leverage capital ratio	11.09%	11.06%	10.83%

CATHAY GENERAL BANCORP

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)	June 30, 2025	March 31, 2025	June 30, 2024

Assets
Cash and due from banks	$190,011	$175,027	$160,389
Short-term investments and interest bearing deposits	1,056,964	1,209,487	944,612
Securities available-for-sale (amortized cost of $1,746,703 at June 30, 2025, $1,535,896 at March 31, 2025 and $1,780,251 at June 30, 2024)	1,648,433	1,434,040	1,648,731
Loans held for sale	13,338	11,759	—
Loans	19,784,702	19,353,003	19,357,524
Less: Allowance for loan losses	(173,531)	(173,936)	(153,404)
Unamortized deferred loan fees, net	(13,834)	(11,657)	(10,785)
Loans, net	19,597,337	19,167,410	19,193,335
Equity securities	28,849	30,238	31,488
Federal Home Loan Bank stock	17,250	17,250	17,250
Other real estate owned, net	18,990	18,484	18,277
Affordable housing investments and alternative energy partnerships, net	289,550	285,707	309,834
Premises and equipment, net	89,556	89,760	89,451
Customers’ liability on acceptances	9,622	12,678	16,264
Accrued interest receivable	96,646	95,755	99,434
Goodwill	375,696	375,696	375,696
Other intangible assets, net	2,888	3,101	3,860
Right-of-use assets- operating leases	32,291	30,021	32,858
Other assets	256,426	248,609	293,766
Total assets	$23,723,847	$23,205,022	$23,235,245

Liabilities and Stockholders’ Equity
Deposits:
Non-interest-bearing demand deposits	$3,381,407	$3,361,245	$3,161,632
Interest-bearing deposits:
NOW deposits	2,174,108	2,131,445	2,145,580
Money market deposits	3,431,060	3,423,953	3,182,031
Savings deposits	1,317,104	1,266,561	1,014,287
Time deposits	9,702,651	9,634,324	10,269,487
Total deposits	20,006,330	19,817,528	19,773,017

Advances from the Federal Home Loan Bank	412,000	95,000	165,000
Other borrowings for affordable housing investments	17,652	17,696	17,838
Long-term debt	119,136	119,136	119,136
Acceptances outstanding	9,622	12,678	16,264
Lease liabilities - operating leases	34,304	32,120	35,355
Other liabilities	238,508	245,705	315,393
Total liabilities	20,837,552	20,339,863	20,442,003
Stockholders' equity	2,886,295	2,865,159	2,793,242
Total liabilities and equity	$23,723,847	$23,205,022	$23,235,245

Book value per common share	$41.62	$40.91	$38.70
Number of common shares outstanding	69,343,395	70,034,708	72,170,433

CATHAY GENERAL BANCORP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended			Six months ended June 30,
	June 30, 2025	March 31, 2025	June 30, 2024	2025	2024
	(In thousands, except share and per share data)
Interest and Dividend Income
Loan receivable, including loan fees	$296,857	$293,984	$303,336	$590,841	$605,864
Investment securities	13,666	12,103	15,644	25,769	30,595
Federal Home Loan Bank stock	373	379	499	752	930
Deposits with banks	12,022	12,929	13,381	24,951	28,113
Total interest and dividend income	322,918	319,395	332,860	642,313	665,502

Interest Expense
Time deposits	94,364	96,066	118,076	190,430	227,622
Other deposits	44,370	42,434	44,512	86,804	87,300
Advances from Federal Home Loan Bank	742	1,904	2,316	2,646	11,632
Long-term debt	2,029	2,020	1,863	4,049	3,584
Short-term borrowings	192	332	777	524	1,476
Total interest expense	141,697	142,756	167,544	284,453	331,614

Net interest income before provision for credit losses	181,221	176,639	165,316	357,860	333,888
Provision for credit losses	11,200	15,500	6,600	26,700	8,500
Net interest income after provision for credit losses	170,021	161,139	158,716	331,160	325,388

Non-Interest Income
Net losses from equity securities	(1,390)	(4,191)	(1,430)	(5,581)	(10,457)
Debt securities gains, net	—	—	—	—	1,107
Letters of credit commissions	2,120	2,091	1,888	4,211	3,605
Depository service fees	1,925	1,752	1,778	3,677	3,328
Wealth management fees	4,936	6,169	5,678	11,105	11,316
Other operating income	7,800	5,383	5,301	13,183	10,927
Total non-interest income	15,391	11,204	13,215	26,595	19,826

Non-Interest Expense
Salaries and employee benefits	43,123	42,427	40,439	85,550	83,991
Occupancy expense	5,950	5,737	5,652	11,687	11,619
Computer and equipment expense	5,160	6,054	5,391	11,214	10,459
Professional services expense	8,888	7,448	8,212	16,336	15,204
Data processing service expense	4,631	4,406	3,877	9,037	7,806
FDIC and State assessments	3,177	3,399	3,742	6,576	9,831
Marketing expense	1,113	1,878	1,474	2,991	3,388
Other real estate owned expense	(377)	244	1,482	(133)	1,735
Amortization of investments in low income housing and alternative energy partnerships	11,179	9,054	23,396	20,233	37,828
Amortization of core deposit intangibles	250	250	259	500	598
Other operating expense	6,040	4,759	5,428	10,799	10,132
Total non-interest expense	89,134	85,656	99,352	174,790	192,591

Income before income tax expense	96,278	86,687	72,579	182,965	152,623
Income tax expense	18,828	17,181	5,750	36,009	14,359
Net income	$77,450	$69,506	$66,829	$146,956	$138,264
Net income per common share:
Basic	$1.11	$0.99	$0.92	$2.09	$1.90
Diluted	$1.10	$0.98	$0.92	$2.09	$1.90

Cash dividends paid per common share	$0.34	$0.34	$0.34	$0.68	$0.68
Basic average common shares outstanding	69,989,825	70,379,835	72,658,810	70,183,752	72,666,392
Diluted average common shares outstanding	70,188,902	70,679,640	72,825,356	70,432,916	72,898,256

CATHAY GENERAL BANCORP

AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Unaudited)

	Three months ended
(In thousands)(Unaudited)	June 30, 2025		March 31, 2025		June 30, 2024
Interest-earning assets:	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$19,489,400	6.11%	$19,332,602	6.17%	$19,439,112	6.28%
Taxable investment securities	1,622,309	3.38%	1,457,724	3.37%	1,667,279	3.77%
FHLB stock	17,250	8.65%	17,250	8.92%	17,250	11.63%
Deposits with banks	1,102,579	4.37%	1,202,304	4.36%	997,808	5.39%
Total interest-earning assets	$22,231,538	5.83%	$22,009,880	5.89%	$22,121,449	6.05%

Interest-bearing liabilities:
Interest-bearing demand deposits	$2,133,874	1.71%	$2,142,241	1.68%	$2,169,045	2.07%
Money market deposits	3,464,685	3.44%	3,382,292	3.43%	3,217,813	3.77%
Savings deposits	1,343,043	1.67%	1,289,628	1.57%	1,037,771	1.23%
Time deposits	9,692,056	3.91%	9,582,826	4.07%	10,185,497	4.66%
Total interest-bearing deposits	$16,633,658	3.35%	$16,396,987	3.43%	$16,610,126	3.94%
Other borrowed funds	103,059	3.63%	215,021	4.22%	235,234	5.29%
Long-term debt	119,136	6.83%	119,136	6.88%	119,136	6.29%
Total interest-bearing liabilities	16,855,853	3.37%	16,731,144	3.46%	16,964,496	3.97%

Non-interest-bearing demand deposits	3,331,433		3,305,149		3,247,498

Total deposits and other borrowed funds	$20,187,286		$20,036,293		$20,211,994

Total average assets	$23,349,928		$23,187,878		$23,336,454
Total average equity	$2,898,960		$2,864,709		$2,792,557

(1)	Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

	Six months ended
(In thousands)(Unaudited)	June 30, 2025		June 30, 2024
Interest-earning assets:	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$19,411,434	6.14%	$19,469,033	6.26%
Taxable investment securities	1,540,471	3.37%	1,652,798	3.72%
FHLB stock	17,250	8.79%	20,128	9.29%
Deposits with banks	1,152,166	4.37%	1,045,890	5.41%
Total interest-earning assets	$22,121,321	5.86%	$22,187,849	6.03%

Interest-bearing liabilities:
Interest-bearing demand deposits	$2,138,034	1.69%	$2,240,645	2.13%
Money market deposits	3,423,716	3.43%	3,166,055	3.66%
Savings deposits	1,316,483	1.62%	1,041,938	1.16%
Time deposits	9,637,742	3.98%	9,953,207	4.60%
Total interest-bearing deposits	$16,515,975	3.38%	$16,401,845	3.86%

Other borrowed funds	158,731	4.03%	483,007	5.46%
Long-term debt	119,136	6.85%	119,136	6.05%
Total interest-bearing liabilities	16,793,842	3.42%	17,003,988	3.92%

Non-interest-bearing demand deposits	3,318,364		3,293,024

Total deposits and other borrowed funds	$20,112,206		$20,297,012

Total average assets	$23,269,350		$23,394,177
Total average equity	$2,881,929		$2,777,200

(1)	Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

CATHAY GENERAL BANCORP

GAAP to NON-GAAP RECONCILIATION

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. Tangible equity and tangible equity to tangible assets ratio are non-GAAP financial measures. Tangible equity and tangible assets represent stockholders’ equity and total assets, respectively, which have been reduced by goodwill and other intangible assets. Given that the use of such measures and ratios is prevalent in the banking industry, and such measures and ratios are used by banking regulators and analysts, the Company has included them below for discussion.

		As of
		June 30, 2025	March 31, 2025	June 30, 2024
		(In thousands) (Unaudited)
Stockholders' equity	(a)	$2,886,295	$2,865,159	$2,793,242
Less: Goodwill		(375,696)	(375,696)	(375,696)
Other intangible assets (1)		(2,888)	(3,101)	(3,860)
Tangible equity	(b)	$2,507,711	$2,486,362	$2,413,686

Total assets	(c)	$23,723,847	$23,205,022	$23,235,245
Less: Goodwill		(375,696)	(375,696)	(375,696)
Other intangible assets (1)		(2,888)	(3,101)	(3,860)
Tangible assets	(d)	$23,345,263	$22,826,225	$22,855,689

Number of common shares outstanding	(e)	69,343,395	70,034,708	72,170,433

Total stockholders' equity to total assets ratio	(a)/(c)	12.17%	12.35%	12.02%
Tangible equity to tangible assets ratio	(b)/(d)	10.74%	10.89%	10.56%
Tangible book value per share	(b)/(e)	$36.16	$35.50	$33.44

		Three Months Ended			Six months ended
		June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
		(In thousands) (Unaudited)
Net Income		$77,450	$69,506	$66,829	$146,956	$138,264
Add: Amortization of other intangibles (1)		285	283	270	567	600
Tax effect of amortization adjustments (2)		(85)	(84)	(80)	(168)	(178)
Tangible net income	(f)	$77,650	$69,705	$67,019	$147,355	$138,686

Return on tangible common equity (3)	(f)/(b)	12.39%	11.21%	11.11%	11.75%	11.49%

(1)	Includes core deposit intangibles and mortgage servicing
(2)	Applied the statutory rate of 29.65%.
(3)	Annualized